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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-3 of our report dated March 12, 2001 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue as discussed in Note 1), appearing in the Annual Report on Form 10-K of Cendant Corporation for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
April 18, 2001